Exhibit 99

Tredegar Reports Second-Quarter Results

  Bonnell Aluminum’s operating profit increased $2.3 million from the second quarter of 2011 due to margin improvements.
  Film Products’ operating profit increased $0.6 million from the second quarter of 2011, primarily driven by operating profit of $4.0 million from the addition of Terphane Holdings LLC (“Terphane”), partially offset by lower volumes and margins in the surface protection and personal care businesses.

RICHMOND, Va.--(BUSINESS WIRE)--August 1, 2012--Tredegar Corporation (NYSE:TG) reported second-quarter net income from continuing operations of $7.4 million (23 cents per share) compared to $6.0 million (19 cents per share) in the second quarter of 2011. Results from continuing operations in the second quarter of 2012 include a net after-tax loss of $0.2 million for special items primarily associated with the shutdown of our aluminum extrusions manufacturing facility in Kentland, Indiana and an unrealized gain on an investment accounted for under the fair value method. Income from ongoing operations in the second quarter was $7.6 million (23 cents per share) versus $6.7 million (21 cents per share) in the second quarter of last year.

Net income from continuing operations for the first six months of 2012 was $15.2 million (47 cents per share) compared to $12.7 million (39 cents per share) for the first six months of 2011. Results from continuing operations in the first six months of 2012 include a net after-tax loss of $0.4 million (2 cent per share) for special items primarily associated with the shutdown of our aluminum extrusions manufacturing facility in Kentland, Indiana and an unrealized gain on an investment accounted for under the fair value method. Income from ongoing operations in the first six months of 2012 was $15.6 million (49 cents per share) versus $13.3 million (41 cents per share) in the first six months of last year. Further details regarding special items and other non-recurring transactions included in net income from continuing operations are provided in the financial tables included with this press release.

A summary of results for ongoing operations for the three and six months ended June 30, 2012 and 2011 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Sales	$216.1	$201.0	$433.3	$392.5

Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$7.4	$6.0	$15.2	$12.7
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	1.1	.6	1.8	.6
(Gains) losses from sale of assets and other	(.9)	.1	(1.4)	-
Income from ongoing operations*	$7.6	$6.7	$15.6	$13.3

Diluted earnings per share from continuing operations as reported under GAAP	$.23	$.19	$.47	$.39
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.03	.02	.06	.02
(Gains) losses from sale of assets and other	(.03)	-	(.04)	-
Diluted earnings per share from ongoing operations*	$.23	$.21	$.49	$.41

* Ongoing operations include operating profit (loss) of Film Products, Aluminum Extrusions and the Other segment as well as Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income and diluted earnings per share as reported under GAAP and income from ongoing operations and diluted earnings per share from ongoing operations, each being a non-GAAP financial measure. In addition, Note (h) within the Notes to the Financial Tables provides the definition of income from ongoing operations and the reasons why the measure is presented.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “Unfortunately, the difficult market dynamics that have negatively impacted the markets for our personal care and surface protection films, as discussed in previous quarters, continue. While we anticipate ordinary fluctuations from quarter to quarter, improvement in profitability will depend on accelerating cost reductions and new product introductions.”

Ms. Taylor added, “Film Products’ acquisition of Terphane continues to deliver on our strategic objectives, and we are pleased with its contribution to our Film Products business. Profitability improved from the first quarter of 2012 as we made significant progress in resolving the production issues associated with upgrading an existing flexible packaging line in Brazil.”

Ms. Taylor continued, “Despite relatively flat volume versus the second quarter of last year, Bonnell Aluminum demonstrated strong profit growth this quarter, as we continued to focus on margin improvement and benefitted from lower conversion costs. In recent quarters, we have seen the benefits of our rigorous focus on cost reductions, which will continue to be important as unfavorable market conditions in commercial construction persist.”

OPERATIONS REVIEW

Film Products

A summary of second quarter and year-to-date operating results for Film Products is provided below:

			Favorable/			Favorable/
(In Thousands,	Quarter Ended June 30		(Unfavorable)	Six Months Ended June 30		(Unfavorable)
Except Percentages)	2012	2011	% Change	2012	2011	% Change

Sales volume (pounds)	67,949	53,309	27.5%	134,921	106,456	26.7%

Net sales	$150,226	$132,035	13.8%	$303,925	$263,556	15.3%

Operating profit from ongoing operations	$13,441	$12,794	5.1%	$28,907	$28,387	1.8%

Net sales (sales less freight) in the second quarter and first six months of 2012 increased in comparison to the same periods of the prior year, due to the addition of Terphane, partially offset by lower volumes in the remainder of the Film Products business. Terphane, which was acquired in the fourth quarter of 2011, generated net sales of $34.6 million in the second quarter of 2012 and $66.8 million in the first six months of 2012.

Operating profit from ongoing operations in 2012 was higher compared to the second quarter and first six months of the prior year as a result of operating profit generated by the addition of Terphane and a reduction in the unfavorable impact of the lag in the pass-through of higher resin costs, partially offset by the lower volumes as noted above and margin compression for surface protection and personal care products. Consumer trends toward value segment products and low growth rates in developed markets are adversely affecting the demand for our customers’ products that utilize our materials for these markets. Consequently, we are experiencing margin compression in our efforts to address these market dynamics.

Terphane had operating profit of $4.0 million and $6.6 million in the second quarter and first six months of 2012, respectively, which included amortization expense of $1.3 million and $2.6 million, respectively. During the second quarter, Terphane made significant progress in resolving production efficiency issues associated with the upgrade of an existing production line. Although production has been stabilized, further effort to increase production output on the line will continue throughout the rest of the year. As anticipated, Terphane’s margins were below those of the prior year, as we believe the first half of 2011 was near the peak of an industry cycle.

The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was a negative $1.1 million in the second quarter of 2012 compared to a negative $2.6 million in the second quarter of 2011. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $0.3 million in the second quarter of 2012 compared to the second quarter of 2011. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was a negative $1.6 million for the first six months of 2012 compared to a negative $4.3 million for the first six months of 2011. The change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $0.5 million in the first six months of 2012 compared to the first six months of 2011.

Effective January 1, 2012, the operations of Bright View Technologies Corporation (“Bright View”) were incorporated into Film Products to leverage research and development efforts and accelerate new product development. Prior year balances for Bright View have been reclassified to Film Products to conform with the current year presentation. Operating losses for Bright View in the first half of 2012 were $2.0 million, which were consistent with the first half of 2011.

Capital expenditures in Film Products were $7.3 million in the first six months of 2012 compared to $7.1 million in the first six months of 2011. Film Products currently estimates that capital expenditures will be approximately $44 million in 2012, which includes approximately $24 million in capital expenditures for a project that will expand our capacity at the manufacturing facility in Cabo de Santo Agostinho, Brazil. This multi-year project will significantly increase capacity in Brazil and will primarily serve polyester films customers in Latin America. Depreciation expense was $18.8 million in the first half of 2012 and $17.3 million in the first half of 2011, and is projected to be approximately $38 million in 2012.

Aluminum Extrusions

A summary of second quarter and year-to-date operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

			Favorable/			Favorable/
(In Thousands,	Quarter Ended June 30		(Unfavorable)	Six Months Ended June 30		(Unfavorable)
Except Percentages)	2012	2011	% Change	2012	2011	% Change

Sales volume (pounds)	27,776	27,733	0.2%	54,686	53,195	2.8%

Net sales	$59,695	$63,896	(6.6)%	$117,303	$119,897	(2.2)%

Operating profit from ongoing operations	$3,800	$1,467	159.0%	$5,503	$238	2,212.2%

Despite a modest increase in sales volume, net sales in the second quarter and first half of 2012 decreased in comparison to the same periods of the prior year due to lower average selling prices as a result of a decrease in aluminum prices. The favorable change in the operating profit from ongoing operations versus the second quarter and first six months of 2011 was primarily driven by margin improvements resulting from favorable product mix, improved pricing and lower energy costs.

The shutdown of the Kentland, Indiana facility continues to proceed smoothly, including the transfer of a portion of the business to our other facilities. The plant closure is expected to be completed during the third quarter of 2012.

Capital expenditures for Aluminum Extrusions were $1.5 million in the first six months of 2012 and $1.3 million in the first six months of 2011. Capital expenditures are projected to be approximately $4 million in 2012. Depreciation expense was $5.5 million in the first six months of 2012 compared with $4.2 million in first six months of 2011, and is projected to be approximately $9 million in 2012. Higher depreciation expense in 2012 is primarily related to approximately $2.5 million in accelerated depreciation on fixed assets at the Kentland, Indiana manufacturing facility.

Other

The Other segment includes the mitigation banking business, which is also referred to as Falling Springs. Net sales for this business can fluctuate from quarter-to-quarter as Falling Springs’ revenue varies based upon the timing of development projects within its markets. Operating profit from ongoing operations was $0.2 million in the first six months of 2012 compared to an operating loss from ongoing operations of $0.2 million in the first six months of 2011.

Corporate Expenses, Interest and Taxes

Pension expense was $3.9 million in the first six months of 2012, an unfavorable change of $2.8 million from the comparable period of 2011. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2012 versus 2011 primarily due to the higher pension expenses noted above, an unrealized loss on our investment in the Harbinger Capital Partners Special Situations Fund, L.P. (see Note (d) within the Notes to the Financial Tables for additional detail) and the timing of certain non-recurring corporate related expenses.

Interest expense, which includes the amortization of debt issue costs, was $2.0 million in the first half of 2012 in comparison to $0.7 million in the first half of last year as a result of an increase in the average borrowings under our revolving credit facility, which were used to finance a portion of the purchase price for the acquisition of Terphane.

The effective tax rate used to compute income taxes from continuing operations was 31.2% in the first six months of 2012 compared with 33.7% in the first six months of 2011. The decrease in the effective tax rate from continuing operations for 2012 versus 2011 was primarily attributed to the benefit of current year foreign tax incentives, which were partially offset by the current year recognition of a valuation reserve on deferred tax assets recorded for expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years (see Note (e) within the Notes to the Financial Tables for additional detail).

CAPITAL STRUCTURE

Net debt (debt in excess of cash and cash equivalents) was $45.4 million at June 30, 2012, compared with $56.1 million at December 31, 2011. Net debt is a financial measure that is not calculated or presented in accordance with generally accepted accounting principles (GAAP). See the Notes to the Financial Tables for reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane, may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisition of Terphane, involve special risks, including without limitation, diversion of management’s time and attention to our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2011 Annual Report on Form 10-K (the “2011 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2011 Form 10-K.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website.

Tredegar Corporation is primarily a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had sales of $800 million in 2011. With approximately 2,200 employees, the company operates manufacturing facilities in North America, South America, Europe and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011

Sales	$216,113	$200,966	$433,311	$392,490
Other income (expense), net (c) (d)	2,650	429	5,215	623
	218,763	201,395	438,526	393,113

Cost of goods sold (a)	176,600	167,125	352,657	324,983
Freight	5,938	4,742	11,274	8,741
Selling, R&D and general expenses (a)	22,516	18,434	45,609	38,153
Amortization of intangibles	1,330	129	2,742	258
Interest expense	1,017	361	2,024	716
Asset impairments and costs associated with exit and disposal activities (a)	1,321	1,084	2,214	1,084
	208,722	191,875	416,520	373,935

Income from continuing operations before income taxes	10,041	9,520	22,006	19,178
Income taxes from continuing operations (e)	2,688	3,472	6,855	6,462
Income from continuing operations	7,353	6,048	15,151	12,716
Loss from discontinued operations (f)	-	(345)	(4,800)	(345)

Net income (a) (b)	$7,353	$5,703	$10,351	$12,371

Earnings (loss) per share:
Basic:
Continuing operations	$.23	$.19	$.47	$.40
Discontinued operations (f)	-	(.01)	(.15)	(.01)
Net income	$.23	$.18	$.32	$.39
Diluted:
Continuing operations	$.23	$.19	$.47	$.39
Discontinued operations (f)	-	(.01)	$(.15)	(.01)
Net income	$.23	$.18	$.32	$.38

Shares used to compute earnings (loss) per share:
Basic	32,051	31,946	32,031	31,900
Diluted	32,101	32,205	32,247	32,233

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Net Sales
Film Products	$150,226	$132,035	$303,925	$263,556
Aluminum Extrusions	59,695	63,896	117,303	119,897
Other	254	293	809	296
Total net sales	210,175	196,224	422,037	383,749
Add back freight	5,938	4,742	11,274	8,741
Sales as shown in the Consolidated
Statements of Income	$216,113	$200,966	$433,311	$392,490

Operating Profit (Loss)
Film Products:
Ongoing operations	$13,441	$12,794	$28,907	$28,387
Plant shutdowns, asset impairments, restructurings and other (a)	(1,508)	(1,084)	(1,792)	(1,084)

Aluminum Extrusions:
Ongoing operations	3,800	1,467	5,503	238
Plant shutdowns, asset impairments, restructurings and other (a)	(1,086)	94	(2,147)	62

Other:
Ongoing operations	8	34	184	(168)
Total	14,655	13,305	30,655	27,435
Interest income	83	270	253	500
Interest expense	1,017	361	2,024	716
Gain on investment accounted for under fair value method (c)	2,700	-	6,300	-
Stock option-based compensation costs	315	516	761	1,007
Corporate expenses, net (a) (d)	6,065	3,178	12,417	7,034
Income from continuing operations before income taxes	10,041	9,520	22,006	19,178
Income taxes from continuing operations (e)	2,688	3,472	6,855	6,462
Income from continuing operations	7,353	6,048	15,151	12,716
Loss from discontinued operations (f)	-	(345)	(4,800)	(345)
Net income (a) (b)	$7,353	$5,703	$10,351	$12,371

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011
Assets

Cash & cash equivalents	$52,559	$68,939
Accounts & other receivables, net	101,280	98,027
Income taxes recoverable	1,695	2,592
Inventories	69,688	61,290
Deferred income taxes	6,912	7,135
Prepaid expenses & other	5,916	7,880
Total current assets	238,050	245,863

Property, plant & equipment, net	235,011	257,274
Goodwill & other intangibles, net	216,074	223,432
Other assets	65,279	54,041
Total assets	$754,414	$780,610

Liabilities and Shareholders' Equity

Accounts payable	$80,006	$73,742
Accrued expenses	39,193	41,997
Total current liabilities	119,199	115,739

Long-term debt	98,000	125,000
Deferred income taxes	69,796	70,754
Other noncurrent liabilities	70,243	72,210
Shareholders' equity	397,176	396,907
Total liabilities and shareholders' equity	$754,414	$780,610

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30
	2012	2011
Cash flows from operating activities:
Net income	$10,351	$12,371
Adjustments for noncash items:
Depreciation	24,334	21,731
Amortization of intangibles	2,742	258
Deferred income taxes	(245)	229
Accrued pension income and postretirement benefits	4,044	1,196
Gain on investment accounted for under the fair value method	(6,300)	-
Loss on asset impairments and divestitures	1,942	798
(Gain) loss on sale of assets	-	(188)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(4,750)	(14,776)
Inventories	(11,052)	8,346
Income taxes recoverable	575	324
Prepaid expenses and other	1,814	1,066
Accounts payable and accrued expenses	7,775	(709)
Other, net	(3,716)	(2,475)
Net cash provided by operating activities	27,514	28,171
Cash flows from investing activities:
Capital expenditures	(8,933)	(8,504)
Acquisition	(3,311)	-
Proceeds from the sale of assets and property disposals	75	960
Net cash used in investing activities	(12,169)	(7,544)
Cash flows from financing activities:
Debt principal payments and financing costs	(28,354)	(81)
Dividends paid	(2,890)	(2,878)
Proceeds from exercise of stock options and other	125	709
Net cash used in financing activities	(31,119)	(2,250)
Effect of exchange rate changes on cash	(606)	2,216
Increase (decrease) in cash and cash equivalents	(16,380)	20,593
Cash and cash equivalents at beginning of period	68,939	73,191
Cash and cash equivalents at end of period	$52,559	$93,784

Selected Financial Measures
(In Millions)
(Unaudited)

Selected balance sheet and other data as of June 30, 2012:
Net debt (g)	$45.4
Shares outstanding	32.1

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2012 include:
--

Net pretax charge of $1.0 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $1.2 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $0.4 million and other shutdown-related charges of $70,000, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $0.5 million (included in "Cost of goods sold" in the condensed consolidated statements of income);

	--	Pretax loss of $0.8 million for asset impairments associated with a previously shutdown film products manufacturing facility in LaGrange, Georgia;
--

Pretax charges of $0.6 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products; and

	--	Pretax charges of $71,000 for severance and other employee-related costs in connection with restructurings in Film Products.

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2012 include:
--

Net pretax charge of $1.9 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana, which includes accelerated depreciation for property and equipment of $1.9 million (included in "Cost of goods sold" in the condensed consolidated statements of income), severance and other employee-related costs of $1.0 million and other shutdown-related charges of $0.1 million, partially offset by adjustments to inventories accounted for under the last-in, first-out method of $1.0 million (included in "Cost of goods sold" in the condensed consolidated statements of income);

--

Pretax charges of $0.9 million for integration-related expenses and other non-recurring transactions (included in "Selling, R&D and general expenses" in the condensed consolidated statements of income) associated with the acquisition of Terphane by Film Products;

	--	Pretax loss of $0.8 million for asset impairments associated with a previously shutdown film products manufacturing facility in LaGrange, Georgia; and
	--	Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Film Products ($71,000) and Aluminum Extrusions ($0.2 million).

Plant shutdowns, asset impairments, restructurings and other in the second quarter of 2011 include:
	--	Pretax charges of $0.8 million for asset impairments in Film Products;
	--	Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Film Products; and
--

Pretax gains of $94,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first six months of 2011 include:
	--	Pretax charges of $0.8 million for asset impairments in Film Products;
	--	Pretax charges of $0.3 million for severance and other employee-related costs in connection with restructurings in Film Products; and
--

Pretax gains of $62,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

(b)

Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was a loss of $8.0 million in the second quarter of 2012 and income of $8.1 million for the second quarter 2011. Comprehensive income (loss) was income of $2.1 million in the first six months of 2012 and income of $19.5 million for the first six months of 2011. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(c)

The unrealized gains on an investment accounted for under the fair value method (included in "Other income (expense), net" in the condensed consolidated statements of income) were a gain of $2.7 million in second quarter of 2012 and $6.3 million in the first six months of 2012. The unrealized gain in the second quarter of 2012 is primarily attributed to the appreciation of our ownership interest to reflect insights from a new marketing study for its first product, which resulted in the favorable adjustment to the timing and amount of anticipated cash flows from an upcoming product introduction and achieving related milestones. The unrealized gain in the first quarter of 2012 is primarily attributed to the appreciation of our ownership interest after the weighted average cost of capital used to discount cash flows in our valuation of the specialty pharmaceutical company was reduced to reflect the completion of certain process testing and a reassessment of the risk associated with the timing for obtaining final marketing approval for its first product from the U.S. Food & Drug Administration.

(d)

A pretax charge of $1.1 million related to unrealized losses for our investment in the Harbinger Capital Partners Special Situations Fund, L.P. was recorded in the first quarter of 2012 as a result of a reduction in the fair value of our investment that is not expected to be temporary. The impairment charge is included in "Other income (expense), net" in the condensed consolidated statements of income and in "Corporate expenses, net" in the statement of net sales and operating profit by segment.

(e)

Income taxes for 2012 include the recognition of an additional valuation allowance of $1.3 million ($0.4 million in the second quarter of 2012) related to the expected limitations on the utilization of assumed capital losses on certain investments recognized in previous years. Income taxes for 2011 include the net increase of a valuation allowance of $61,000 (a reduction of the allowance of $117,000 in the first quarter and an increase of the allowance of $178,000 in the second quarter) related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years.

(f)

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. An accrual was made for indemnifications under the purchase agreement related to environmental matters of $4.8 million ($4.8 million after tax) in the first quarter of 2012. Accruals of $4.4 million ($4.4 million after tax) were made in 2011 ($0.3 million in the second quarter of 2011) for indemnifications under the purchase agreement related to environmental matters.

(g)	Net debt is calculated as follows (in millions):

		June 30,	December 31,
		2012	2011
	Debt	$98.0	$125.0
	Less: Cash and cash equivalents	(52.6)	(68.9)
	Net debt	$45.4	$56.1

Net debt or cash is not intended to represent total debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation, and management believes that investors also may find net debt or cash to be helpful for the same purposes.

(h)

Tredegar's presentation of income and diluted earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings and gains or losses from sale of assets and other items, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Income and diluted earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar's ongoing operations as they exclude items that we believe do not relate to Tredegar's ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com